Exhibit 99.1

Oceaneering Reports Fourth Quarter 2023 Results

HOUSTON, February 22, 2024 – Oceaneering International, Inc. ("Oceaneering") (NYSE:OII) today reported net income of $44.5 million, or $0.43 per share, on revenue of $655 million for the three months ended December 31, 2023. Adjusted net income was $19.4 million, or $0.19 per share, reflecting the impact of $(23.7) million benefit from discrete tax adjustments, primarily due to changes in valuation allowances, uncertain tax positions and prior year estimates; $2.3 million of pre-tax adjustments associated with foreign exchange gains recognized during the quarter; and $0.9 million tax effect on adjustments associated with foreign exchange gains.

Adjusted net income (loss) and earnings (loss) per share; EBITDA and adjusted EBITDA (as well as EBITDA and adjusted EBITDA margins); and free cash flow are non-GAAP measures that exclude the impacts of certain identified items. Reconciliations to the corresponding GAAP measures are shown in the tables Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS), EBITDA and Adjusted EBITDA and Margins, Free Cash Flow, 2024 EBITDA and 2024 Free Cash Flow Estimates, and EBITDA and Adjusted EBITDA and Margins by Segment. These tables are included below under the caption Reconciliations of Non-GAAP to GAAP Financial Information.

Summary of Results
(in thousands, except per share amounts)

	For the Three Months Ended			For the Year Ended
	Dec 31,		Sep 30,	Dec 31,

	2023	2022	2023	2023	2022

Revenue	$654,629	$536,223	$635,180	$2,424,706	$2,066,084
Gross Margin	105,629	90,102	114,697	398,971	307,377
Income (Loss) from Operations	47,450	42,177	57,929	181,328	110,863
Net Income (Loss)	44,529	23,128	29,812	97,403	25,941

Diluted Earnings (Loss) Per Share	$0.43	$0.23	$0.29	$0.95	$0.26

For the fourth quarter of 2023:
•Net income was $44.5 million and consolidated adjusted EBITDA was $75.1 million
•Cash flow provided by operating activities was $153 million and free cash flow was $119 million, with an ending cash position of $462 million
•2024 debt maturity was eliminated through a series of transactions
•Secured consolidated order intake with expected contract value of $739 million

As of December 31, 2023:
•Remotely Operated Vehicles (ROV): fleet count was 250; Q4 utilization was 68%; and Q4 average revenue per day on hire was $9,618
•Manufactured Products backlog was $622 million
•Nearest debt maturity is $500 million in February 2028

Guidance for 2024:
•Net income is expected in the range of $125 million to $155 million
•Consolidated EBITDA is expected in the range of $330 million to $380 million
•Free cash flow generation is expected in the range of $110 million to $150 million
•Capital expenditures are expected in the range of $110 million to $130 million
•First quarter consolidated EBITDA is expected in the range of $50 million to $60 million

Roderick A. Larson, President and Chief Executive Officer of Oceaneering, stated, "2023 consolidated revenue increased 17% over 2022 to $2.4 billion, driving our fifth consecutive year of improved adjusted EBITDA performance. For the full year of 2023, our adjusted EBITDA of $289 million was slightly above the midpoint of our most recent guidance range and we generated $109 million of free cash flow. All of our operating segments, except for Integrity Management and Digital Solutions (IMDS), achieved improved sequential annual operating results, led by Subsea Robotics (SSR) and Manufactured Products. I am grateful to our Oceaneers for their dedication and commitment to excellence in delivering these results.

"2023 cash flow from operations increased to $210 million, compared to $121 million in 2022. Capital expenditures also increased, from $81.0 million in 2022 to $101 million in 2023. Free cash flow increased to $109 million, compared to $39.8 million in 2022. Our ability to generate substantial levels of free cash flow over the last several years enabled us to retire our 2024 senior notes during the year, using proceeds from our 2023 debt offering together with cash on hand. As a result, we reduced Oceaneering’s long-term debt from $700 million at the end of 2022 to $500 million at the end of 2023 and extended the term of our credit facility to April 2027. As reflected in the 2024 guidance above, we expect to see continuing improvement in our financial performance and condition, including another year of meaningful free cash flow generation.

“Our fourth quarter 2023 performance produced consolidated adjusted EBITDA of $75.1 million, which was above the mid-point of the implied guidance range provided at the beginning of the quarter and slightly above consensus estimates."

Fourth Quarter 2023 Segment Results

SSR's fourth quarter revenue and adjusted EBITDA represented its best quarter in 2023. Sequentially, operating income and revenue improved slightly, with lower activity levels in the ROV and survey businesses being offset by continuing improvement in ROV pricing. As a result, SSR EBITDA margin of 32% during the fourth quarter was above the 31% achieved during the third quarter of 2023. Revenue split was 76% from the ROV business and 24% from the combined tooling and survey businesses.

ROV days on hire declined 2% as compared to the third quarter of 2023. Increased drill support days were more than offset by lower vessel-based days due to normal seasonality. Fourth quarter average ROV revenue per day on hire of $9,618 was 3% higher than in the third quarter of 2023.

Manufactured Products revenue of $133 million was 8% higher than in the third quarter of 2023 on increased product throughput in Oceaneering Mobile Robotics. Operating income and margin of $5.4 million and 4%, respectively, declined sequentially due to changes in product mix. As recently announced, Manufactured Products had solid bookings during the fourth quarter of approximately $200 million and ended 2023 with a backlog of $622 million, compared to the September 30, 2023 backlog of $556 million. The book-to-bill ratio was 1.31 for the full year of 2023.

Offshore Projects Group (OPG) operating income declined sequentially on higher revenue. Revenue benefited from the carryover of international work from the third quarter along with more seasonal activity in the Gulf of Mexico than originally expected. Operating income margin of 9% declined from

18% achieved in the third quarter of 2023, due primarily to changes in project mix and pricing for Gulf of Mexico work.

IMDS revenue and operating income were essentially flat period over period. Operating income margin of 5% for the fourth quarter was flat as compared to the third quarter of 2023.

Aerospace and Defense Technologies (ADTech) fourth quarter revenue and operating income declined from the third quarter of 2023. ADTech operating income margin declined sequentially to 12%, due to changes in project mix.

Fourth quarter 2023 Unallocated Expenses of $37.9 million were lower than the third quarter.

Full Year and First Quarter 2024 Guidance

2024 financial results are forecasted to improve year over year based on 2023 year-end backlog and continuing supportive market fundamentals. As outlined in the guidance above, EBITDA is expected to be in the range of $330 million to $380 million, with increased EBITDA and operating income from each operating segment, including higher margins in the SSR and OPG segments, and relatively stable margins in the Manufactured Products, IMDS and ADTech segments. At the midpoint of this range, 2024 EBITDA would represent a 23% increase over 2023 adjusted EBITDA. Free cash flow for 2024 is expected to be in the range of $110 million to $150 million.

For the first quarter 2024, EBITDA is forecasted to be in the range of $50 million to $60 million. The decrease from the fourth quarter of 2023 is primarily due to the timing of vessel charters and two vessels undergoing planned, regulatory dry docks during the first quarter, leading to fewer available vessel days in the first quarter for OPG.

Conference Call Details

Oceaneering has scheduled a conference call and webcast on Friday, February 23, 2024 at 10:00 a.m. Central Time, to discuss its results for the fourth quarter and full year 2023, as well as more detailed guidance for the full year and first quarter 2024. Interested parties may listen to the call through a webcast link posted in the Investor Relations section of Oceaneering's website. A replay of the conference call will be made available on the website approximately two hours following the conclusion of the live call.

This release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs, future expected business and financial performance and prospects of Oceaneering. More specifically, the forward-looking statements in this press release include the statements concerning Oceaneering’s: full-year 2024 guidance ranges for net income, consolidated EBITDA, free cash flow generation, capital expenditures and Unallocated Expenses; first quarter 2024 guidance for consolidated EBITDA, operating segment revenues, operating results and operating profitability; full-year 2024 sequential activity and operating performance across each operating segment, led by SSR and OPG; expectation that liquidity will support continued business growth; expectation that 2024 will generate substantial free cash flow; assumptions regarding continued improvement in pricing and margins in the energy-focused businesses and stable pricing and margins in the government-focused businesses; expectations for improved financial performance and condition in 2024; expectations regarding new contracts; and the characterization, whether positive or otherwise, of market fundamentals, conditions and dynamics, robotics markets, offshore energy activity levels (including by geographic location), pricing levels, day rates, ROV days on hire, average ROV revenue per day on hire, vessel utilization, growth, bidding activity, outlook, performance, opportunities and future financials, including as increasing, favorable, positive, encouraging, improving, seasonal, strong, supportive, robust, meaningful, healthy or significant (which is used herein to indicate a change of 20% or greater).

The forward-looking statements included in this release are based on Oceaneering's current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include: factors affecting the level of activity in the oil and gas industry, including worldwide demand for and prices of oil and natural gas, oil and natural gas production growth, and the supply and demand of offshore drilling rigs; the indirect consequences of climate change and climate-related business trends; actions by members of OPEC and other oil exporting countries; decisions about offshore developments to be made by oil and gas exploration, development and production companies; the use of subsea completions and our ability to capture associated market share; general economic and business conditions and industry trends; the strength of the industry segments in which we are involved; cancellations of contracts, change orders and other contractual modifications, force majeure declarations, and the exercise of contractual suspension rights and the resulting adjustments to our backlog; collections from our customers; our future financial performance, including as a result of the availability, terms and deployment of capital; the consequences of significant changes in currency exchange rates; the volatility and uncertainties of credit markets; changes in data privacy and security laws, regulations and standards; changes in tax laws, regulations and interpretation by taxing authorities; changes in, or our ability to comply with, other laws and governmental regulations, including those relating to the environment; the continued availability of qualified personnel; our ability to obtain raw materials and parts on a timely basis and, in some cases, from limited sources; operating risks normally incident to offshore exploration, development and production operations; hurricanes and other adverse weather and sea conditions; cost and time associated with drydocking of our vessels; the highly competitive nature of our businesses; adverse outcomes from legal or regulatory proceedings; the risks associated with integrating businesses we acquire; rapid technological changes; and social, political, military and economic situations in foreign countries where we do business and the possibilities of civil disturbances, war, other armed conflicts or terrorist attacks. For a more complete discussion of these and other risk factors, please see Oceaneering’s latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements. Except to the extent required by applicable law, Oceaneering undertakes no obligation to update or revise any forward-looking statement.

Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, manufacturing, and entertainment industries.
For more information on Oceaneering, please visit www.oceaneering.com.

Contact:
investorrelations@oceaneering.com

Hilary Frisbie
Senior Director, Investor Relations
Oceaneering International, Inc.
713-329-4755

Mark Peterson
Vice President, Corporate Development and Investor Relations
Oceaneering International, Inc.
713-329-4507

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Dec 31, 2023	Dec 31, 2022
				(in thousands)
ASSETS
Current assets (including cash and cash equivalents of $461,566 and $568,745)				$1,305,659	$1,297,060
Net property and equipment				424,293	438,449
Other assets				509,054	296,174
Total Assets				$2,239,006	$2,031,683

LIABILITIES AND EQUITY
Current liabilities				$732,476	$568,414
Long-term debt				477,058	700,973
Other long-term liabilities				395,389	236,492
Equity				634,083	525,804
Total Liabilities and Equity				$2,239,006	$2,031,683

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended			For the Year Ended
	Dec 31, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2023	Dec 31, 2022
	(in thousands, except per share amounts)

Revenue	$654,629	$536,223	$635,180	$2,424,706	$2,066,084
Cost of services and products	549,000	446,121	520,483	2,025,735	1,758,707
Gross margin	105,629	90,102	114,697	398,971	307,377
Selling, general and administrative expense	58,179	47,925	56,768	217,643	196,514
Income (loss) from operations	47,450	42,177	57,929	181,328	110,863
Interest income	3,081	2,749	3,724	15,425	5,708
Interest expense	(7,921)	(9,601)	(9,802)	(36,523)	(38,215)
Equity in income (losses) of unconsolidated affiliates	445	599	498	2,061	1,707
Other income (expense), net	3,564	(816)	968	(1,236)	(1,011)
Income (loss) before income taxes	46,619	35,108	53,317	161,055	79,052
Provision (benefit) for income taxes	2,090	11,980	23,505	63,652	53,111
Net Income (Loss)	$44,529	$23,128	$29,812	$97,403	$25,941

Weighted average diluted shares outstanding	102,366	101,597	102,206	102,156	101,447
Diluted earnings (loss) per share	$0.43	$0.23	$0.29	$0.95	$0.26

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended			For the Year Ended
	Dec 31, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2023	Dec 31, 2022
	($ in thousands)
Subsea Robotics
Revenue	$199,505	$167,387	$197,343	$752,521	$621,921
Gross margin	$64,085	$54,013	$60,045	$221,965	$160,527
Operating income (loss)	$50,594	$43,689	$47,818	$174,293	$118,248
Operating income (loss) %	25%	26%	24%	23%	19%
ROV days available	23,000	23,000	23,000	91,250	91,250
ROV days utilized	15,682	14,350	15,932	61,874	56,231
ROV utilization	68%	62%	69%	68%	62%

Manufactured Products
Revenue	$132,994	$100,174	$122,877	$493,692	$382,361
Gross margin	$13,923	$14,744	$16,916	$69,613	$45,834
Operating income (loss)	$5,435	$6,132	$8,229	$35,551	$11,692
Operating income (loss) %	4%	6%	7%	7%	3%
Backlog at end of period	$622,000	$467,000	$556,000	$622,000	$467,000

Offshore Projects Group
Revenue	$161,239	$122,476	$150,273	$546,366	$489,317
Gross margin	$26,269	$17,548	$33,045	$96,940	$78,373
Operating income (loss)	$15,155	$10,745	$26,745	$64,546	$49,256
Operating income (loss) %	9%	9%	18%	12%	10%

Integrity Management & Digital Solutions
Revenue	$65,977	$55,411	$66,056	$255,282	$229,884
Gross margin	$9,914	$9,932	$9,961	$38,988	$36,724
Operating income (loss)	$3,205	$4,866	$3,242	$13,373	$14,901
Operating income (loss) %	5%	9%	5%	5%	6%

Aerospace and Defense Technologies
Revenue	$94,914	$90,775	$98,631	$376,845	$342,601
Gross margin	$17,350	$16,402	$20,295	$70,420	$68,447
Operating income (loss)	$11,010	$10,320	$14,140	$45,003	$44,168
Operating income (loss) %	12%	11%	14%	12%	13%

Unallocated Expenses
Gross margin	$(25,912)	$(22,537)	$(25,565)	$(98,955)	$(82,528)
Operating income (loss)	$(37,949)	$(33,575)	$(42,245)	$(151,438)	$(127,402)

Total
Revenue	$654,629	$536,223	$635,180	$2,424,706	$2,066,084
Gross margin	$105,629	$90,102	$114,697	$398,971	$307,377
Operating income (loss)	$47,450	$42,177	$57,929	$181,328	$110,863
Operating income (loss) %	7%	8%	9%	7%	5%

The above Segment Information does not include adjustments for non-recurring transactions. See the tables below under the caption "Reconciliations of Non-GAAP to GAAP Financial Information" for financial measures that our management considers in evaluating our ongoing operations.

SELECTED CASH FLOW INFORMATION

	For the Three Months Ended			For the Year Ended
	Dec 31, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2023	Dec 31, 2022
	(in thousands)

Capital Expenditures, including Acquisitions	$34,045	$25,949	$25,945	$100,726	$81,043

Depreciation and Amortization:
Energy Services and Products
Subsea Robotics	$13,264	$15,139	$12,805	$54,365	$67,684
Manufactured Products	3,096	2,915	3,067	12,220	11,946
Offshore Projects Group	6,921	7,024	6,931	27,956	28,560
Integrity Management & Digital Solutions	902	840	909	3,608	4,599
Total Energy Services and Products	24,183	25,918	23,712	98,149	112,789
Aerospace and Defense Technologies	619	705	600	2,504	2,853
Unallocated Expenses	695	1,218	1,284	4,307	5,327
Total Depreciation and Amortization	$25,497	$27,841	$25,596	$104,960	$120,969

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION

In addition to financial results determined in accordance with U.S. generally accepted accounting principles ("GAAP"), this Press Release also includes non-GAAP financial measures (as defined under certain rules and regulations promulgated by the Securities and Exchange Commission). We have included Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share, each of which excludes the effects of certain specified items, as set forth in the tables that follow. As a result, these amounts are non-GAAP financial measures. We believe these are useful measures for investors to review because they provide consistent measures of the underlying results of our ongoing business. Furthermore, our management uses these measures as measures of the performance of our operations. We have also included disclosures of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), EBITDA Margins, 2024 Adjusted EBITDA Estimates, and Free Cash Flow, as well as the following by segment: EBITDA, EBITDA Margins, Adjusted EBITDA and Adjusted EBITDA Margins. We define EBITDA Margin as EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margins and related information by segment exclude the effects of certain specified items, as set forth in the tables that follow. EBITDA and EBITDA Margins, Adjusted EBITDA and Adjusted EBITDA Margins, and related information by segment are each non-GAAP financial measures. We define Free Cash Flow as cash flow provided by operating activities less organic capital expenditures (i.e., purchases of property and equipment other than those in business acquisitions). We have included these disclosures in this press release because EBITDA, EBITDA Margins and Free Cash Flow are widely used by investors for valuation purposes and for comparing our financial performance with the performance of other companies in our industry, and the adjusted amounts thereof provide more consistent measures than the unadjusted amounts. Furthermore, our management uses these measures for purposes of evaluating our financial performance. Our presentation of EBITDA, EBITDA Margins and Free Cash Flow (and the Adjusted amounts thereof) may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as substitutes for our reported operating results, cash flows or any other measure prepared and reported in accordance with GAAP. The tables that follow provide reconciliations of the non-GAAP measures used in this press release to the most directly comparable GAAP measures.

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS)

	For the Three Months Ended
	Dec 31, 2023		Dec 31, 2022		Sep 30, 2023
	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS
	(in thousands, except per share amounts)

Net income (loss) and diluted EPS as reported in accordance with GAAP	$44,529	$0.43	$23,128	$0.23	$29,812	$0.29
Pre-tax adjustments for the effects of:
Foreign currency (gains) losses	(2,275)		193		(944)
Total pre-tax adjustments	(2,275)		193		(944)

Tax effect on pre-tax adjustments at the applicable jurisdictional statutory rate in effect for respective periods	851		(333)		615
Discrete tax items:
Share-based compensation	(58)		—		—
Uncertain tax positions	(2,036)		(669)		13,076
Valuation allowances	(20,350)		(7,679)		9,353
Other	(1,230)		(8,263)		(13,430)
Total discrete tax adjustments	(23,674)		(16,611)		8,999
Total of adjustments	(25,098)		(16,751)		8,670
Adjusted Net Income (Loss)	$19,431	$0.19	$6,377	$0.06	$38,482	$0.38
Weighted average diluted shares outstanding utilized for Adjusted Net Income (Loss)		102,366		101,597		102,206

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS)

	For the Year Ended
	Dec 31, 2023		Dec 31, 2022
	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS
	(in thousands, except per share amounts)

Net income (loss) and diluted EPS as reported in accordance with GAAP	$97,403	$0.95	$25,941	$0.26
Pre-tax adjustments for the effects of:
Foreign currency (gains) losses	1,359		4
Total pre-tax adjustments	1,359		4

Tax effect on pre-tax adjustments at the applicable jurisdictional statutory rate in effect for respective periods	(837)		(275)
Discrete tax items:
Share-based compensation	(1,428)		137
Uncertain tax positions	15,441		(81)
Valuation allowances	(16,099)		11,119
Other	(13,890)		(5,734)
Total discrete tax adjustments	(15,976)		5,441
Total of adjustments	(15,454)		5,170
Adjusted Net Income (Loss)	$81,949	$0.80	$31,111	$0.31
Weighted average diluted shares outstanding utilized for Adjusted Net Income (Loss)		102,156		101,447

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins

	For the Three Months Ended			For the Year Ended
	Dec 31, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2023	Dec 31, 2022
	($ in thousands)

Net income (loss)	$44,529	$23,128	$29,812	$97,403	$25,941
Depreciation and amortization	25,497	27,841	25,596	104,960	120,969
Subtotal	70,026	50,969	55,408	202,363	146,910
Interest expense, net of interest income	4,840	6,852	6,078	21,098	32,507
Amortization included in interest expense	460	33	51	574	106
Provision (benefit) for income taxes	2,090	11,980	23,505	63,652	53,111
EBITDA	77,416	69,834	85,042	287,687	232,634
Adjustments for the effects of:
Foreign currency (gains) losses	(2,275)	193	(944)	1,359	4
Total of adjustments	(2,275)	193	(944)	1,359	4
Adjusted EBITDA	$75,141	$70,027	$84,098	$289,046	$232,638

Revenue	$654,629	$536,223	$635,180	$2,424,706	$2,066,084

EBITDA margin %	12%	13%	13%	12%	11%
Adjusted EBITDA margin %	11%	13%	13%	12%	11%

Free Cash Flow

	For the Three Months Ended			For the Year Ended
	Dec 31, 2023	Dec 31, 2022	Sep 30, 2023	Dec 31, 2023	Dec 31, 2022
	(in thousands)
Net Income (loss)	$44,529	$23,128	$29,812	$97,403	$25,941
Non-cash adjustments:
Depreciation and amortization	25,497	27,841	25,596	104,960	120,969
Other non-cash	(22,486)	2,991	6,381	(13,370)	8,542
Other increases (decreases) in cash from operating activities	105,275	105,506	17,819	20,962	(34,569)
Cash flow provided by (used in) operating activities	152,815	159,466	79,608	209,955	120,883
Purchases of property and equipment	(34,045)	(25,949)	(25,945)	(100,726)	(81,043)
Free Cash Flow	$118,770	$133,517	$53,663	$109,229	$39,840

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

2024 EBITDA Estimates

	For the Three Months Ending
	March 31, 2024
	Low	High
	(in thousands)
Income (loss) before income taxes	$18,000	$26,000
Depreciation and amortization	25,000	26,000
Subtotal	43,000	52,000
Interest expense, net of interest income	7,000	8,000
EBITDA	$50,000	$60,000

	For the Year Ending
	December 31, 2024
	Low	High
	(in thousands)
Income (loss) before income taxes	$206,000	$242,000
Depreciation and amortization	100,000	110,000
Subtotal	306,000	352,000
Interest expense, net of interest income	24,000	28,000
EBITDA	$330,000	$380,000

2024 Free Cash Flow Estimate

	For the Year Ending
	December 31, 2024
	Low	High
	(in thousands)
Net income (loss)	$125,000	$155,000
Depreciation and amortization	100,000	110,000
Other increases (decreases) in cash from operating activities	(5,000)	15,000
Cash flow provided by (used in) operating activities	220,000	280,000
Purchases of property and equipment	(110,000)	(130,000)
Free Cash Flow	$110,000	$150,000

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended December 31, 2023
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$50,594	$5,435	$15,155	$3,205	$11,010	$(37,949)	$47,450
Adjustments for the effects of:
Depreciation and amortization	13,264	3,096	6,921	902	619	695	25,497
Other pre-tax	—	—	—	—	—	4,469	4,469
EBITDA	63,858	8,531	22,076	4,107	11,629	(32,785)	77,416
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	(2,275)	(2,275)
Total of adjustments	—	—	—	—	—	(2,275)	(2,275)
Adjusted EBITDA	$63,858	$8,531	$22,076	$4,107	$11,629	$(35,060)	$75,141

Revenue	$199,505	$132,994	$161,239	$65,977	$94,914		$654,629
Operating income (loss) % as reported in accordance with GAAP	25%	4%	9%	5%	12%		7%
EBITDA Margin	32%	6%	14%	6%	12%		12%
Adjusted EBITDA Margin	32%	6%	14%	6%	12%		11%

	For the Three Months Ended December 31, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$43,689	$6,132	$10,745	$4,866	$10,320	$(33,575)	$42,177
Adjustments for the effects of:
Depreciation and amortization	15,139	2,915	7,024	840	705	1,218	27,841
Other pre-tax	—	—	—	—	—	(184)	(184)
EBITDA	58,828	9,047	17,769	5,706	11,025	(32,541)	69,834
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	193	193
Total of adjustments	—	—	—	—	—	193	193
Adjusted EBITDA	$58,828	$9,047	$17,769	$5,706	$11,025	$(32,348)	$70,027

Revenue	$167,387	$100,174	$122,476	$55,411	$90,775		$536,223
Operating income (loss) % as reported in accordance with GAAP	26%	6%	9%	9%	11%		8%
EBITDA Margin	35%	9%	15%	10%	12%		13%
Adjusted EBITDA Margin	35%	9%	15%	10%	12%		13%

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended September 30, 2023
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$47,818	$8,229	$26,745	$3,242	$14,140	$(42,245)	$57,929
Adjustments for the effects of:
Depreciation and amortization	12,805	3,067	6,931	909	600	1,284	25,596
Other pre-tax	—	—	—	—	—	1,517	1,517
EBITDA	60,623	11,296	33,676	4,151	14,740	(39,444)	85,042
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	(944)	(944)
Total of adjustments	—	—	—	—	—	(944)	(944)
Adjusted EBITDA	$60,623	$11,296	$33,676	$4,151	$14,740	$(40,388)	$84,098

Revenue	$197,343	$122,877	$150,273	$66,056	$98,631		$635,180
Operating income (loss) % as reported in accordance with GAAP	24%	7%	18%	5%	14%		9%
EBITDA Margin	31%	9%	22%	6%	15%		13%
Adjusted EBITDA Margin	31%	9%	22%	6%	15%		13%

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Year Ended December 31, 2023
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$174,293	$35,551	$64,546	$13,373	$45,003	$(151,438)	$181,328
Adjustments for the effects of:
Depreciation and amortization	54,365	12,220	27,956	3,608	2,504	4,307	104,960
Other pre-tax	—	—	—	—	—	1,399	1,399
EBITDA	228,658	47,771	92,502	16,981	47,507	(145,732)	287,687
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	1,359	1,359
Total of adjustments	—	—	—	—	—	1,359	1,359
Adjusted EBITDA	$228,658	$47,771	$92,502	$16,981	$47,507	$(144,373)	$289,046

Revenue	$752,521	$493,692	$546,366	$255,282	$376,845		$2,424,706
Operating income (loss) % as reported in accordance with GAAP	23%	7%	12%	5%	12%		7%
EBITDA Margin	30%	10%	17%	7%	13%		12%
Adjusted EBITDA Margin	30%	10%	17%	7%	13%		12%

	For the Year Ended December 31, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$118,248	$11,692	$49,256	$14,901	$44,168	$(127,402)	$110,863
Adjustments for the effects of:
Depreciation and amortization	67,684	11,946	28,560	4,599	2,853	5,327	120,969
Other pre-tax	—	—	—	—	—	802	802
EBITDA	185,932	23,638	77,816	19,500	47,021	(121,273)	232,634
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	4	4
Total of adjustments	—	—	—	—	—	4	4
Adjusted EBITDA	$185,932	$23,638	$77,816	$19,500	$47,021	$(121,269)	$232,638

Revenue	$621,921	$382,361	$489,317	$229,884	$342,601		$2,066,084
Operating income (loss) % as reported in accordance with GAAP	19%	3%	10%	6%	13%		5%
EBITDA Margin	30%	6%	16%	8%	14%		11%
Adjusted EBITDA Margin	30%	6%	16%	8%	14%		11%